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                                   EXHIBIT 99

FOR IMMEDIATE RELEASE

        TRANSITION FROM DR. NORMAN PAYSON TO CHARLES BERG AS CEO AND KENT
                   THIRY AS NON-EXECUTIVE CHAIRMAN COMPLETED

            TRUMBULL, Conn., Nov. 22 /PRNewswire-FirstCall/ -- Oxford Health Plans, Inc. (NYSE: OHP) announced today that the senior management transition announced on September 19, 2002 has been completed. On November 22, 2002, Chairman and Chief Executive Officer Norman C. Payson, M.D. officially completed his tenure as an officer and Director of the company. Charles G. Berg, previously President and CEO-elect, has become Chief Executive Officer. Kent J. Thiry, previously Chairman of the Board-elect, has become non-executive Chairman of the Board.

            Dr. Payson became CEO and a Director of Oxford Health Plans in May 1998 and assumed the role of Chairman of the Board in May 1999. Prior to his tenure at Oxford, Dr. Payson co-founded and was President and CEO of Healthsource from 1985 through its sale to CIGNA Corporation in 1997.

            Mr. Berg became the President and Chief Operating Officer of Oxford Health Plans in March 2001 and was appointed CEO-elect and a member of the Board of Directors in September 2002. He previously served as Oxford's Executive Vice President of Medical Delivery and Technology since January 2001 and as Executive Vice President of Medical Delivery since April 1998. Prior to his tenure at Oxford, Mr. Berg was founder and CEO of Health Partners, Inc., a physician network management company.

            Mr. Thiry has been a Director of Oxford Health Plans since August 1998 and was appointed Chairman of the Board-elect in September 2002. Mr. Thiry has been Chairman and Chief Executive Officer of DaVita, Inc. (NYSE: DVA), a publicly traded company that operates a chain of dialysis centers, since October 1999. He previously served as CEO of Vivra, a NYSE company, from 1991 through its sale to Gambro in 1997. Mr. Thiry is also a former partner at Bain & Company.

            In discussing the transition, Dr. Payson said, "Our close working relationship and shared commitment to ensuring a smooth transition enabled Chuck and me to successfully complete this process in a timely manner. It has truly been an honor to be the CEO and Chairman of the Board of Oxford Health Plans."

    Mr. Berg added, "I have had the great pleasure to work with Norm during the past four and a half years, and our transition went exceptionally well. I speak for the entire Oxford organization in wishing Norm and his family the best for the future."

    Oxford Health Plans also announced that Fred F. Nazem, who was Chairman and involved in the recruitment of Dr. Payson to lead the company's turnaround in 1998, has retired from the Board of Directors today. Mr. Nazem has served as a Director of the company since June 1990 and was non-executive Chairman of the Board from February 1998 to May 1999.

    Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations, point-of-service plans, third party administration of employer-funded benefits plans and Medicare plans.